Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and the use of our report dated June 17, 2013, except for Note 15, as to which the date is November 25, 2013, and except for the retroactive effect of the 1-for-79.5 reverse stock split as described in Note 2, as to which the date is October 11, 2013, in the Registration Statement on Form S-1 and related Prospectus of CymaBay Therapeutics dated November 29, 2013.

/s/ Ernst & Young LLP

Redwood City, California

November 29, 2013